Exhibit 5.1

April 28, 2015

Apple Inc.

1 Infinite Loop

Cupertino, California 95014

Re:	Registration of Securities of Apple Inc.

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 28, 2015 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 50,000,000 shares of Common Stock of Apple Inc., a California corporation (the “Company”), $0.00001 par value per share (the “Shares”), to be issued or delivered pursuant to the Apple Inc. Employee Stock Purchase Plan (the “Plan”).

In my capacity as counsel, I have examined the actions taken in connection with the issuance of the Shares and related corporate and other records of the Company that I considered appropriate.

On the basis of such examination and consideration of those questions of law I considered relevant, it is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for (which is assumed to be in an amount not less than par value of the Shares) and delivery of the Shares as contemplated by and in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Gene D. Levoff

Gene D. Levoff Associate General Counsel, Corporate Law and Assistant Secretary